Exhibit 99.1
Sleep Number Names Amy O’Keefe as CFO

O’Keefe Brings Proven Expertise in Driving Profitability and Cash Flow in Public
and Private Companies

Company Reaffirms Full Year 2025 Financial Guidance

MINNEAPOLIS, December 2, 2025 -- Sleep Number Corporation (Nasdaq: SNBR) today announces Amy O’Keefe as its Chief Financial Officer (CFO), effective December 8, 2025. Interim CFO Bob Ryder will remain with the company to ensure a smooth transition through December 12, 2025.

"Since joining Sleep Number, we’ve taken decisive action to stabilize the business and position it for sustainable growth. Our strategy is clear and centered on our strong brand, differentiated products, and simplified operating model to deliver value for shareholders, customers, and team members. We believe that Amy’s experience in driving profitability and operational excellence will be valuable to us as we move the business forward,” said Linda Findley, Sleep Number’s President and CEO. “On behalf of the Board and our team members, I would like to thank Bob for his contributions to Sleep Number and for stepping in as interim CFO. We wish him continued success in his future endeavors.”

O’Keefe brings over 30 years of experience in leading operational, strategic, and financial transformations across public and private companies in the consumer products, technology, and wellness sectors. She is widely recognized for partnering with CEOs, boards, and executive teams to create shareholder value, accelerate operational performance improvement, and build high-impact, high-integrity finance organizations.

“I am excited to join Sleep Number at such a pivotal time in its turnaround. With science-based sleep technology, highly differentiated products and broad brand recognition, Sleep Number has exceptional assets upon which to build,” said O’Keefe. “I look forward to partnering with Linda and the entire team to advance the significant work already done, strengthen the financial foundation and position the company for sustainable, profitable growth.”

Most recently, O’Keefe served as Chief Financial and Administrative Officer of Avaya, where she played a key leadership role in its operational, strategic, and financial transformation, driving significantly improved free cash flow. Prior to Avaya, O’Keefe spent nearly half of her career at The Black & Decker Corporation and subsequently served as Chief Financial Officer for multiple public and private companies, including Weight Watchers International, Drive DeVilbiss Healthcare, Savant Systems, and D&M Holdings. She also serves on the Board of Directors of TruBridge, Inc., where she is the Compensation Committee Chair and serves on the Audit Committee.

Reiteration of Guidance and Turnaround Strategy
Sleep Number is reaffirming its full year 2025 financial guidance and expectations for net sales, adjusted EBITDA, year-end profitability exit rate, and compliance with its revised loan covenants, including in the fourth quarter of 2025. The company continues to perform within expectations at this stage in its turnaround.

The company also released an updated investor presentation, ahead of its upcoming participation in investor conferences. The presentation provides a comprehensive overview of its strategic transformation, operational progress, and financial outlook.

The updated investor presentation outlines a focused, company-wide turnaround strategy designed to reposition the brand, expand customer reach, and reignite growth. It highlights actions taken since April 2025 under new leadership, including significant cost reductions, operational streamlining, and an amended and extended credit agreement that provides financial flexibility to execute the plan.

The full presentation is available on Sleep Number’s Investor Relations website ir.sleepnumber.com under the “Events & Presentations” section.

About Sleep Number Corporation
Sleep Number is a sleep wellness company. We are guided by our purpose to improve lives by personalizing sleep; to date, our innovations have improved 16 million lives. Our sleep wellness platform helps solve sleep problems, whether it’s providing individualized temperature control for each sleeper through our Climate360® smart bed or applying our 36 billion hours of longitudinal sleep data and expertise to research with global institutions. Our smart bed ecosystem drives best-in-class engagement through dynamic, adjustable, and effortless sleep with personalized sleep and health insights; our millions of Smart Sleepers are loyal brand advocates. And our 3,200 mission-driven team members passionately innovate to drive value creation through our vertically integrated business model, including our exclusive direct-to-consumer selling in 611 stores and online.

To learn more about life-changing, individualized sleep, visit a Sleep Number® store near you, our investor relations site, or SleepNumber.com.

Forward-looking Statements
Statements used in this news release relating to future plans, events, or performance, such as the statement that: the company has taken decisive action to stabilize the business and position it for sustainable growth; it believes that the new CFO’s experience in driving profitability and operational excellence will be valuable to the company as it moves the business forward; its reaffirmation of its full year 2025 financial guidance and expectations for net sales, adjusted EBITDA, year-end profitability exit rate, and compliance with revised loan covenants, including in the fourth quarter of 2025, as the company continues to perform within expectations at this stage in its turnaround are forward-looking statements subject to certain risks and uncertainties which could cause the company’s results to differ materially. The most important risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission, including in Item 1A of its Annual Report on Form 10-K. Forward-looking statements speak only as of the date made, and the company has no obligation to update such statements.

Investor Contact
investorrelations@sleepnumber.com

Media Contact
Muriel Lussier, Sleep Number Communications
muriel.lussier@sleepnumber.com